Exhibit 107

Calculation of Filing Fee Table

Form S-1
(Form Type)

General Purpose Acquisition Corp.
(Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee
Fees to be Paid	Equity	Units each consisting of one Class A ordinary share, $0.0001 par value, and one-half (1/2) of one redeemable warrant to purchase one Class A ordinary share(2)	457(a)	23,000,000	$10.00	$230,000,000	0.00013810	$31,763.00
Fees to be Paid	Equity	Class A ordinary shares included as part of the Units(3)	457(g)	23,000,000	—	—	—	—	(4)
Fees to be Paid	Equity	Warrants included as part of the Units(3)	457(g)	11,500,000	—	—	—	—	(4)
Fees to be Paid	Equity	Class A ordinary shares underlying the Warrants included as part of the Units(3)	457(g)	11,500,000	$11.50	$132,250,000	0.00013810	$18,263.73
	Total Offering Amounts					$362,250,000		$50,026.73
	Total Fees Previously Paid							—
	Total Fee Offsets							$—
	Net Fee Due							$50,026.73

(1)	Estimated solely for the purpose of calculating the registration fee.

(2)	Includes 3,000,000 Units, which may be issued upon exercise of a 45-day option granted to the underwriter to cover over-allotments, if any.

(3)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered an indeterminable number of additional securities as may be offered or issued to prevent dilution resulting from share subdivisions, share dividends, or similar transactions.

(4)	No fee pursuant to Rule 457(g) under the Securities Act.